EXHIBIT 10.1

Form of Reduction of Purchase Price Agreement, dated as of July 3, 2008, by and between iDNA, Inc., Steven Campus, the Campus Family 2000 Trust and the Trust Established Under the Will of Nancy Campus.

REDUCTION OF PURCHASE PRICE AGREEMENT

Reference is made to a certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 31, 2003, by and among iDNA, Inc. (“iDNA”), a Delaware corporation previously named National Auto Credit, Inc., Steven Campus (“Campus”), the Campus Family 2000 Trust (the “Family Trust”) and the Trust Established Under the Will of Nancy Campus (the “Shelter Trust” and, collectively with the Family Trust, the “Trusts” and each as a “Trust”; and the Trusts and Campus are herein referred to collectively as the “Stockholders” and each as a “Stockholder”). Pursuant to and as provided in the Stock Purchase Agreement, iDNA (a) purchased from the Stockholders all of the issued and outstanding shares of capital stock of each of Campus Group Companies, Inc. (“CGCI”), Multi-Video Services, Inc. (“Multi-Video”), Interactive Conferencing Network, Inc. (“Interactive”) and Audience Response Systems, Inc. (“ARSI” and, collectively with CGCI, Multi-Video, Interactive and ARSI, the “Campus Corporations”) and (b) in consideration for the acquisition of such shares of capital stock, made a cash payment to the Stockholders and issued to the Stockholders certain Promissory Notes (as defined in the Stock Purchase Agreement) for the balance of the purchase price therefor.

iDNA and the Stockholders (collectively, the “Parties” and each a “Party”) agree that the operating results and financial contributions of the Campus Corporations have not met the Parties’ mutual expectations and have not permitted amortization of the Promissory Notes on the time schedule originally anticipated. As a consequence of the foregoing, iDNA and the Stockholders have agreed, as set forth more fully below, to restructure the Promissory Notes and other financial matters contemplated by the Stock Purchase Agreement through a combination of (i) an adjustment of the Purchase Price (as defined in the Stock Purchase Agreement) and a corresponding reduction in the outstanding amount of the Promissory Notes and (ii) the issuance to the Stockholders of certain shares of iDNA common stock (the “Common Stock”), par value $0.05 per share, in full satisfaction of amounts outstanding under the Promissory Notes as so reduced, subject, however, to the obligation of iDNA (under certain circumstances) to redeem such shares from the Stockholders and the right of the Stockholders (under certain circumstances) to put such shares back to iDNA.

Capitalized terms that are defined in the Stock Purchase Agreement and are used herein shall (unless otherwise defined herein) when used herein have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

1. Reduction of the Purchase Price. The Parties agree that (a) the Purchase Price is reduced to a remaining balance of three hundred and seventy-five thousand dollars ($375,000) (the “Purchase Price Balance”) and (b) an aggregate of six million, eight hundred sixty-four thousand, six hundred seventy-six dollars and twenty-six cents ($6,864,676.26) has heretofore been paid for and on account of the Purchase Price and related rental and other compensation (as more particularly set forth in Exhibit A attached hereto). The Parties further agree that, inasmuch as the Promissory Notes were intended to represent iDNA’s obligation to pay the unpaid portion of the Purchase Price, the aggregate outstanding amount of the Promissory Notes is reduced to an amount equal to the Purchase Price Balance (as more particularly set forth in Exhibit B attached hereto). The Promissory Notes are modified and amended so that the outstanding principal amounts thereof are reduced to the respective amounts provided in the immediately preceding sentence, and the Promissory Notes as so modified and amended are hereinafter referred to as the “Amended Promissory Notes.”

2. Discharge of the Amended Promissory Notes.

(a)  Issuance of Shares upon Surrender of Promissory Notes. Within ten (10) days following the date hereof, the Stockholders shall surrender and deliver to iDNA each and all of the Promissory Notes, marked cancelled, and upon receipt of such Promissory Notes, iDNA shall, in full payment, discharge and satisfaction of the Amended Promissory Notes, (i) issue to the Stockholders an aggregate of two million five hundred thousand (2,500,000) shares of the Common Stock (the “Issued Shares”), with the Issued Shares to be allocated among the Stockholders in such respective amounts as may be specified in written instructions given by the Stockholders to iDNA, and (ii) as provided in Section 3 below, (y) assume certain obligations to redeem or repurchase from the Stockholders their Issued Shares and (z) grant to the Stockholders certain rights to put the Issued Shares to iDNA.

(b) Valuation of Consideration. The Parties agree that value of the Issued Shares is three hundred and seventy-five thousand dollars ($375,000). Accordingly, upon the issuance of the Issued Shares to the Stockholders as contemplated above, the Purchase Price Balance shall be paid, discharged and satisfied in full, and no additional amount (whether pursuant to the Promissory Notes or otherwise) shall be payable by iDNA on account of or with respect to the Purchase Price.

(c) Payment of Rent. Simultaneously with the issuance of the Issued Shares as contemplated under Section 2(a) above, iDNA will pay $75,000 to the Campus Family 2000 Trust as a reduction of $172,500 of rent arrearages due with respect to the Tuckahoe Lease and the Bohemia Lease, and thereafter on each of August 15, 2008, October 15, 2008 and December 15, 2008, iDNA will pay $32,500 to the Campus Family 2000 Trust in further reduction of such rent arrearages. iDNA shall, in addition to the foregoing commitment, assure that all rent (other than such rent arrearages) payable to the Campus Family 2000 Trust with respect to the Tuckahoe Lease and the Bohemia Lease is current as of July 1, 2008.

3. Issued Shares Resale, Redemption Obligation and Put Rights

(a) Resale:

(i) At any time subsequent to the receipt of the Issued Shares, the Stockholders may sell, transfer or otherwise dispose of the Issued Shares or any portion thereof to unaffiliated third parties upon at least 5 days’ written notice to iDNA. If any Issued Shares are sold, redeemed (as discussed below), transferred or otherwise disposed by any Stockholder, then such Stockholder shall, within thirty (30) days following the consummation of such sale, redemption, transfer or other disposition, provide to iDNA in writing an accounting of such sale, redemption, transfer or other disposition, and such Issued Shares shall no longer be subject to redemption by, or to be put to, iDNA (any such Issued Shares are hereinafter referred to as “Sold Shares”). In addition, once any Issued Shares are sold, redeemed, transferred or otherwise disposed of, the Stockholders may not repurchase shares of Common Stock or otherwise acquire securities issued by iDNA without iDNA’s express written consent, and no such “reacquired shares” shall be considered Issued Shares, shall be subject to redemption by, or to be put to, iDNA or shall be otherwise subject to the terms of this Agreement. Stockholders may transfer Issued Shares between and amongst themselves without restriction and such transfers shall not deemed or considered Sold Shares for the purposes of this Section 3(a).

(ii) iDNA may assist the Stockholders from time-to-time to sell some or all of the Issued Shares. To the extent any Stockholder declines to accept any bona fide offer (whether such offer is the consequence of any assistance from iDNA or otherwise) to purchase any Issued Shares at a price per Issued Share equal to or greater than the Set Price (as hereinafter defined), any Issued Shares he or it has so declined to sell (any such Issued Shares are hereinafter referred to as “Precluded Shares”) shall not be considered to be Issued Shares, shall not be subject to redemption by, or to be put to, iDNA and shall not be otherwise subject to the terms of this Agreement. Such Precluded Shares, if any, shall be deemed sold and the related bona fide offer amount applied for the purposes of the calculation outlined in Section 3(c)(iv).

(b) Offer to Redeem Issued Shares: Within 105 days after each Fiscal Period (as hereinafter defined), iDNA shall offer to redeem from each Stockholder his or its pro rata portion of the Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares (as hereinafter defined)) as follows:

 (i)  Within 105 days after each of the periods set forth in the first column of the following table (each such period, a “Fiscal Period”), (subject, however, to clause (ii) below) iDNA shall offer to apply to the redemption of Issued Shares (exclusive of any Sold Shares, Declined Shares or Precluded Shares) an amount equal to the excess (if any) of (A) the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2008 through the end of such Fiscal Period over (B) of the sum of (I) the amount set forth after such Fiscal Period in the second column of the following table plus (II) the aggregate amount (if any) that theretofore has been applied (or has been deemed to be applied) by iDNA to redemption of Issued Shares (exclusive of any Sold Shares, Declined Shares or Precluded Shares) pursuant to this Section 3(b).

Fiscal Period	Threshold Adjusted EBITDA
Six-month period ending January 31, 2009	$500,000	(1)
Six-month period ending July 31, 2009	$1,000,000
Six-month period ending January 31, 2010	$1,500,000
Six-month period ending July 31, 2010	$2,000,000
Six-month period ending January 31, 2011	$2,500,000
Six-month period ending July 31, 2011	$3,000,000
Six-month period ending January 31, 2012	$3,500,000
Six-month period ending July 31, 2012	$4,000,000
Six-month period ending January 31, 2013	$4,500,000
Six-month period ending July 31, 2013	$5,000,000

(1) The Offer to Redeem Issued Shares, pursuant to the terms above for the first Fiscal Period ending January 31, 2009, if any, shall be made no earlier than July 31, 2009 (rather than 105 days after January 31, 2009).

By way of example only,

• If the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2008 through January 31, 2009 were $1,000,000, then iDNA shall offer to apply $500,000 to redeem Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares).

• If the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2008 through January 31, 2009 were $1,000,000 and the Adjusted EBITDA of the Campus Corporations for the period from February 1, 2009 through July 31, 2009 were $400,000 (resulting in the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2008 through July 31, 2009 being an aggregate of $1,400,000), then iDNA shall not be required to offer to apply any additional amount to redeem Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares).

• If the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2008 through January 31, 2009 were $1,000,000, the Adjusted EBITDA of the Campus Corporations for the period from February 1, 2009 through July 31, 2009 were $400,000 and the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2009 through January 31, 2010 were $800,000 (resulting in the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2008 through January 31, 2010 being an aggregate of $2,200,000), then iDNA shall offer to apply an additional $200,000 to redeem Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares).

(ii)  If during any Fiscal Period iDNA has repaid in full and not refinanced its Term Loan with Silar Advisors, L.P. (as defined in iDNA Annual Reports as issued to shareholders), then (notwithstanding anything contained in the preceding clause (i) to the contrary) within 105 days after the end of each Fiscal Period thereafter occurring (any such Fiscal Period, a “Subsequent Fiscal Period”) iDNA shall offer to apply to the redemption of Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares) an amount equal to the excess (if any) of (A) the Adjusted EBITDA of the Campus Corporations for the period from August 1, 2008 through the end of such Subsequent Fiscal Period over (B) the sum of (i) the amount set forth after such Subsequent Fiscal Period in the second column of the above table (provided, however, that for these purposes the amount set forth in such second column shall be deemed to have been amended so that the amount contained therein for each Subsequent Period shall be $375,000 (rather than $500,000) greater than the amount set forth in such column for the immediately prior Fiscal Period (whether or not such prior Fiscal Period is a Subsequent Fiscal Period)) plus (ii) the aggregate amount (if any) that theretofore has been applied (or has been deemed to be applied) by iDNA to redemption of Issued Shares pursuant to this Section 3(b).

(iii) Any redemption of Issued Shares contemplated by the foregoing clause (i) or (ii) shall be made at a price per Issued Share equal to $2.00, as such amount may be adjusted on account of stock dividends, stock splits, reverse stock splits and similar events (such amount, as it may be so adjusted from time to time, the “Set Price”).

(iv) Any offer contemplated by the foregoing clause (i) or (ii) shall be made in writing, shall specify the aggregate amount that iDNA is offering to apply to the redemption of Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares) and the number of Issued Shares that can be redeemed by iDNA with such aggregate amount and shall be given to the Stockholders in accordance with Section 5(a). Any such offer shall constitute an offer by iDNA to redeem from each Stockholder its or his pro rata share (determined on the basis of the relative number of Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares) owned of record by the respective Stockholders as of the close of business on the Business Day next preceding the date such offer is given) of such number of Issued Shares. If any Stockholder desires to accept such offer, it shall so advise iDNA by written notice given to iDNA within [ten (10)] days of such Stockholder’s receipt of the offer from iDNA, which notice shall specify the number of Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares) that such Stockholder has elected to have redeemed by iDNA. If any Stockholder elects to accept such offer, then within [fifteen (15)] days following its receipt of notice of such election given by such Stockholder as provided above, iDNA shall make payment (against receipt of stock certificates surrendered to iDNA at its principal executive offices for the Issued Shares being redeemed) to such Stockholder for the Issued Shares such Stockholder has elected to have redeemed by iDNA, with such payment to be made by certified check, by wire transfer or otherwise in immediately available funds. In the event any Stockholder does not accept iDNA’s offer to redeem any Issued Shares, such Issued Shares shall be deemed to be “Declined Shares,” iDNA shall thereafter have no obligation to redeem such Issued Shares pursuant to this Section 3(b) or to repurchase such Issued Shares pursuant to Section 3(c) below and iDNA shall be deemed to have applied in redemption of Issued Shares the amount it would have applied if such offer had been accepted in full.

(c) Put Right:

(i) Each Stockholder shall have the right, subject to the following provisions of this Section 3(c), to put to iDNA, and require iDNA to purchase from it or him, any or all of its or his Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares) at a price per Issued Share equal to the Set Price (such right, the “Put Right”).

(ii) If any Stockholder desires to exercise the Put Right, it or he shall do so by giving iDNA written notice to such effect during the period October 31, 2013 through November 15, 2013, which notice shall specify the number of Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares) that are owned of record by such Stockholder and with respect to which such Stockholder is exercising the Put Right.

(iii) If any Stockholder gives notice of its or his exercise of the Put Right as provided above, then (subject to clause (iv) below) within fifteen (15) days following such exercise, iDNA shall make payment (against receipt of stock certificates surrendered to iDNA at its principal executive offices for the Issued Shares being repurchased) to such Stockholder for the Issued Shares such Stockholder has elected to have repurchased by iDNA, with such payment to be made by certified check, by wire transfer or otherwise in immediately available funds.

(iv) Notwithstanding anything contained herein to the contrary, the Put Right shall not be exercisable if one or more of the Stockholders shall have received [(or be deemed to have received)] aggregate consideration of at least five million dollars ($5,000,000) on account of or with respect to the sale, transfer, redemption or other disposition of some or all of the Issued Shares.

(v) In the event that the Put Right is exercised, iDNA shall have up to one hundred and eighty (180) days to consummate a sale or other disposition of the Campus Corporations (or all or substantially all of the business and assets thereof) and use the net proceeds from such sale or other disposition to repurchase or be applied to repurchase the Issued Shares. In the event the aggregate amount required to be paid under this Section 3(c) for the repurchase of any Issued Shares exceeds the amount of the net proceeds derived from such sale or other disposition, such excess shall be payable to the Stockholders in twenty-four (24) equal monthly installment to repurchase those Issued Shares that cannot be repurchased with such net proceeds.

(d) Security for Obligations. Upon consummation of this agreement in order to secure the performance of its obligations under Section 3 above (such obligations, collectively, the “Secured Obligations”), (i) iDNA agrees to, and hereby does, pledge to the Stockholders all of iDNA’s right, title and interest in and to all of the capital stock of the Campus Corporations held by iDNA, (ii) iDNA shall cause each Campus Corporation to enter into a guaranty of the Secured Obligations (with such guaranty to be in such form and substance as the Stockholders may reasonably request) and (iii) iDNA shall cause each Campus Corporation to enter into a security agreement pursuant to which such Campus Corporation grants to the Stockholders a perfected first priority security interest in all of its assets to secure its guaranty (with such security agreement to be in such form and substance as the Stockholders may reasonably request). iDNA further agrees and covenants, in order to more fully confirm and evidence such pledge, to execute and deliver to the Stockholders a pledge agreement in such form and substance as the Stockholders may reasonably request (with it being agreed and understood that a pledge agreement that is in the form and substance of the Pledge Agreement, subject to modification to reflect the foregoing agreement, shall be deemed to be reasonable). It is further agreed and understood that a guaranty that is in the form and substance of the Surety Agreement, subject to modification to reflect the foregoing agreement, shall be deemed to be reasonable, and that a security agreement that is in the form and substance of the Security Agreement, subject to modification to reflect the foregoing agreement, shall be deemed to be reasonable.

4. Continued Exercise of Management Control. Campus shall continue to have the authority to manage the business and affairs of the Campus Corporations as contemplated by, but subject to the terms and condition of, the employment agreement (Exhibit C) until the earliest to occur of (i) the redemption of all Issued Shares (exclusive of any Sold Shares, Precluded Shares or Declined Shares) pursuant to Section 3(a), (ii) the lapse of the Put Right without it having been exercised or (iii) the fulfillment of iDNA’s obligations, inclusive of the sale of the Campus Corporations, under Section 3(c) if the Put Right is timely exercised.

5. Miscellaneous Provisions.

(a) Notices. All notices and other communications required or provided for hereunder shall be in writing and shall be sufficiently given if given a provided in Section 10.2 of the Stock Purchase Agreement and shall be deemed to have been duly given as such time as provided under such Section 10.2.

(b) Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or any of the other terms or provisions hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added, as a part of this Agreement, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(c) Integration. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

(d) No Third Party Beneficiaries. This Agreement is not intended to confer upon any other person or entity any rights or remedies hereunder.

(e) Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any effort or attempt of any Party to assign this Agreement without the prior written consent of the other Parties shall be null and void and of no force or effect. iDNA’s consent to assignments, if any, between and among the Shareholders shall not be unreasonably withheld.

(f) Further Assurances. Upon the request of any Party, the other Parties shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out, and to effectuate fully, the intent and purposes of this Agreement.

(g) Binding Effect; Assignment. This Agreement shall be binding upon and be enforceable against the Parties and their respective heirs, administrators, legal representatives, successors and assigns and shall inure to the benefit of and be enforceable by the Parties and their respective heirs, administrators, legal representatives, successors and permitted assigns.

(h) Amendment. This Agreement may not be amended except by an instrument in writing approved by the Parties and signed on behalf of each of the Parties.

(i) Non-Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor any waiver or relinquishment of any rights or power at any other time or times.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(i) GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. EACH OF THE PARTIES EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO. This Agreement shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed wholly in that State without giving effect to the choice or conflict of laws principles or provisions thereof, except to the extent any provision hereof must be governed by, interpreted under or construed in accordance with the laws of the State of Delaware. Each of the Parties agrees that any dispute under or with respect to this Agreement shall be determined before the state or federal courts situated in the City, County and State of New York, which courts shall have exclusive jurisdiction over and with respect to any such dispute, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts. Each Party hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court.

(ii) Adjustments on Account of Stock Splits, Etc. References herein to the Issued Shares refer to and include (a) the two million five hundred thousand (2,500,000) shares of the Common Stock provided to be issued to the Stockholder pursuant to Section 2(a), (b) an shares of Common Stock issued as a stock dividend on or with respect to such shares and (c) any of the foregoing as they have been appropriately adjusted for stock splits, reverse stock splits or any similar events.

[signatures appear on the following page.]

 IN WITNESS WHEREOF, Campus has executed this Agreement on the date first written above and each of iDNA and the Trusts has caused this Agreement to be executed on the date first written above by its respective officer or other representative thereunder duly authorized.

iDNA, INC.,
a Delaware corporation

By:
Name:
Title:

STEVEN CAMPUS

CAMPUS FAMILY 2000 TRUST

By:
Name: Steven Campus
Title: Trustee

TRUST ESTABLISHED UNDER THE WILL OF NANCY CAMPUS

By:
Name: Steven Campus
Title: Trustee

EXHIBIT A

Purchase Price and Related Rental and Other Compensation

Description	Amount	Total
Cash paid at closing	$2,825,000.00
Repayment of shareholder loans	$1,256,436.00
Principal Payments of $12.6 million in Notes	$984,117.27
Interest payments on Notes	$636,035.68	$5,701,588.95

Rental & property tax payments since acquisition		$1,163,087.31

Total remuneration to date		$6,864,676.26

EXHIBIT B

Reduction of Outstanding Amounts of the Promissory Notes

Promissory Note	Outstanding Principal Amount prior to Reduction	Outstanding Principal Amount after Reduction
Campus Base Purchase Price Note	$3,308,771.95	$102,152.44
Family Trust Base Purchase Price Note	$881,620.26	$27,218.46
Shelter Trust Base Purchase Price Note	$1,856,057.45	$57,302.47
Campus Trailing Note	$1,792,164.00	$55,329.87
Family Trust Trailing Note	$477,521.00	$14,742.61
Shelter Trust Trailing Note	$1,005,315.00	$31,037.31
Convertible Note	$2,825,000.00	$87,216.84
Total	$12,146,449.66	$375,000.00